Exhibit 99.1

News Release

FOR RELEASE:	CONTACT:
Date June 6, 2011	Bryanne Salmon
Time 8:00 am Eastern	Tel. (781) 356-9613
Alt. (617) 633-2297
bsalmon@haemonetics.com
Richard J. Meelia Elected Chairman of Haemonetics Board of Directors
Braintree, MA, June 6, 2011— Haemonetics Corporation (NYSE:HAE) announced today that its Board of Directors elected Rich Meelia to join the Board and assume the role of Chairman, effective immediately. Meelia, 62, will retire as Covidien plc’s President and Chief Executive Officer on July 1, 2011. He will remain as Non-Executive Chairman of Covidien. Prior to serving as Covidien’s Chief Executive Officer, Meelia was President and Chief Executive Officer of Tyco Healthcare and President of Kendall Healthcare Products Company, the foundation of both the Tyco Healthcare business and Covidien.
Mr. Meelia, who has close to 40 years of healthcare industry experience, formerly served on the Haemonetics Board from 2005-2009. He resigned to focus on his CEO responsibilities at Covidien. Early in his career, he was promoted through a series of sales and marketing positions at the Pharmaseal and McGaw divisions of American Hospital Supply, where he ultimately became Vice President of Sales and Marketing. Following his career at American Hospital Supply, and before joining Kendall Healthcare, Mr. Meelia was President of Infusaid, Inc. a $30 million division of Pfizer that marketed implantable infusion pumps and ports.
Brian Concannon, Haemonetics’ President and Chief Executive Officer said, “Rich’s exceptional leadership, proven record of driving transformational change in healthcare, and his past experience at Haemonetics makes him the ideal person to lead our Board during this important time in our history.”
“I look forward to rejoining the Haemonetics Board of Directors and serving the Company’s shareholders,” said Mr. Meelia. “Brian and his team have done a terrific job in growing the business and I believe Haemonetics is well-positioned to succeed going forward.”
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.